EXHIBIT 99.1

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                 SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933.
                  The date of this document is July 14, 2000
                        ________________________________
                            OPTIONS GRANTED UNDER THE
                              LAN MEDIA CORPORATION
                      1998 STOCK OPTION/STOCK ISSUANCE PLAN
                                   ASSUMED BY
                                    SBE, INC.
                        ________________________________
TO  OUR  OPTIONEES:
     As a result of the merger (the "Merger") on July 14, 2000 of Telecom Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SBE, Inc., a Delaware corporation ("SBE"), with and into LAN Media Corporation, a California corporation ("LAN Media"), LAN Media became a wholly owned subsidiary of SBE. As part of the Merger, options originally granted to you by LAN Media under the LAN Media Corporation 1998 Stock Option Plan/Stock Issuance LAN Media Plan (the "LAN Media Plan") have been assumed by SBE. We are pleased with this opportunity to provide you with information regarding the options granted to you by LAN Media (the "LAN Media Options") under the LAN Media Plan. We believe that your LAN Media Option is an important part of the benefits provided to you and hope you will take the time to review this information carefully.
     Each LAN Media Option assumed by SBE has been converted into an option to purchase that number of shares of SBE common stock determined by multiplying the number of shares of LAN Media common stock as to which such LAN Media Option remains unexercised by 0.0799 and rounding down to the nearest whole number.
The exercise price per share for each LAN Media Option will be equal to the exercise price of the LAN Media Option divided by 0.0799 rounded up to the nearest cent. The other terms of each LAN Media Option will remain unchanged. We have divided this discussion of the LAN Media Plan into three parts. The first part of this document describes the terms of the LAN Media Plan, which provides for the grant of both incentive stock options (tax advantaged options) and nonstatutory stock options (options that do not have tax advantages). The second and third parts of this document describe the tax consequences relating to your LAN Media Option. No additional stock options will be granted pursuant to the LAN Media Plan after July 14, 2000. However, all options outstanding under the LAN Media Plan that have not been exercised, and that have not expired according to their terms, will continue in full force and effect pursuant to the terms of the LAN Media Plan.

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The  following  information  and  attached  materials  may  not  answer  all the questions you have about the LAN Media Plan or about SBE's assumption of the LAN Media Options. The Manager of Human Resources will be happy to answer further questions.
You should have previously received a copy of the LAN Media Plan and an option grant form describing the terms of your LAN Media Option. If you wish to exercise your LAN Media Option, you will need to complete an option exercise form. You may always obtain copies of the exercise form from the Manager of Human Resources.
                              INFORMATION ABOUT SBE
     An important part of your LAN Media Option is understanding SBE, its products, operations and financial condition. Like any stockholder of SBE, you can keep yourself informed about SBE by reviewing reports and other documents that SBE prepares for stockholders and the general public. If you become a stockholder of SBE you will be entitled to attend stockholder meetings and to vote in the election of directors and on other matters brought before the stockholders.
     If you have not already received a copy of SBE's current annual report as a stockholder of SBE, this information should be delivered to you with these materials. Whether or not you have already received this information, you may always request a copy from SBE.
The federal securities laws require SBE to provide information about its business and financial status in annual reports, commonly known as "10-Ks" and quarterly reports, commonly known as "10-Qs." These reports are filed with the Securities and Exchange Commission (the "Commission"). In addition, if certain important corporate events occur during the year, SBE may file reports commonly known as "8-Ks." SBE also prepares and files with the Commission a proxy statement in connection with its annual meeting of stockholders. The proxy statement provides further information about SBE and its officers, directors and major stockholders. From time to time SBE may also file other documents with the Commission as required by Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
All of these documents constitute part of the information required by the securities laws to be provided or made available to you in connection with your LAN Media Option; that is, these documents are incorporated by reference into these materials, which constitute the prospectus for the LAN Media Plan. For a copy of these documents, all of which are available without charge and upon written or oral request, please contact the Manager of Human Resources, who will be happy to assist you.
If you are already a stockholder of SBE you should receive copies of SBE's proxy statement, reports to stockholders and other stockholder communications. You may always request copies of this information, which is provided without charge, by contacting the Manager of Human Resources.
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                                     PART  I

                           TERMS OF THE LAN MEDIA PLAN

     Part I provides general information about the LAN Media Plan. Parts II and III of describe the various tax consequences to you of your participation in the LAN Media Plan.
1. WHO DETERMINED WHETHER I RECEIVED AN OPTION AND THE TERMS OF MY OPTION AND HOW MANY SHARES OF COMMON STOCK IT COVERED?1.
     The decision to grant an option to any particular individual was made by LAN Media's Board of Directors (the "LAN Media Board") or by a committee of the LAN Media Board generally after review of input from management. The LAN Media Plan provided for the grant of options to employees, officers, directors, and consultants of LAN Media covering an aggregate of two million (2,000,000) shares of LAN Media's common stock. When the LAN Media Board (or committee) granted your LAN Media Option, it had the discretion to determine the terms of the option, including the number of shares the option covered.
     The Board of Directors of SBE (the "SBE Board") or a committee composed of at least two members of the SBE Board (the "Committee") now administers the LAN Media Options and has the power to interpret them. You may obtain additional information about the administration of the LAN Media Options by calling the Manager of Human Resources at (925) 355-2000.
2. IS MY LAN MEDIA OPTION AN INCENTIVE STOCK OPTION OR A NONSTATUTORY STOCK OPTION? WHAT IS THE DIFFERENCE?
     At the time the LAN Media Board granted you your LAN Media Option, the LAN Media Board determined whether the option was an incentive stock option or a nonstatutory stock option. In general, potentially favorable tax treatment is provided to the holders of stock options that qualify as INCENTIVE stock options under the Internal Revenue Code.
     Upon the exercise of an INCENTIVE stock option, an optionee is typically not subject to tax except for the possible imposition of alternative minimum tax. (See Question 26.) Upon the exercise of a NONSTATUTORY stock option, however, an optionee generally is taxed based on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. (See Question 22.) The deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the "spread" as capital gain, are the principal advantages of INCENTIVE stock options. However, INCENTIVE stock options have certain limitations on their exercise price, terms, transferability and duration.
The rules governing the tax effects of INCENTIVE stock options and NONSTATUTORY stock options are complex and you should carefully read the tax information provided below.

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3.     WHAT  IS  THE  EXERCISE  PRICE  OF MY LAN MEDIA OPTION?
     The exercise price for each share of SBE common stock now covered by your LAN Media Option, as assumed by SBE, is the exercise price per share of LAN Media stock under the option immediately before the Merger divided by 0.0799, rounded up to the nearest cent.
4.     WHEN CAN I EXERCISE MY LAN MEDIA OPTION?
     When the LAN Media Board granted your LAN Media Option, it also determined certain terms of the option, including the date or dates after which the option may be exercised. You should check your option agreement to determine the date(s) on which your shares become exercisable, or "vest." Although you can exercise your option at any time once a portion of the option has vested, you may exercise your option only for the number of shares that have actually vested at the time of exercise. If your option agreement so provides, you can exercise your LAN Media Option as to shares not yet vested, subject to SBE's right to repurchase "unvested" shares. LAN Media Options may generally have a term of up to 10 years, so you must exercise your option before it expires at the end of the 10-year period. For example, if your option was granted on November 1, 1999 and has a full 10-year term, it must be exercised BEFORE November 1, 2009.
     The terms of exercise of LAN Media Options are not required to be the same for every optionee. Please be sure to review your option grant carefully to be sure you understand its specific terms and conditions.
5.     HOW  DO  I  EXERCISE  MY LAN MEDIA OPTION?
     You may exercise your LAN Media Option by completing an option exercise form and delivering the form, together with payment of the exercise price (see Question 6 below), to the Manager of Human Resources. You can obtain option exercise forms from the Manager of Human Resources.
6.     DO I HAVE TO PAY THE EXERCISE PRICE WITH CASH?
     You may always pay the exercise price with cash. However, your LAN Media Option may provide that the exercise price may also be paid with other consideration (for example, by delivery to SBE of other unencumbered common stock of SBE with a value equal to the aggregate option exercise price, provided that you have already owned such stock for a period of at least six months, or according to other arrangements).
     You should review the terms of your LAN Media Option, which describes specifically the manner in which the exercise price may be paid.
If SBE stock qualifies as margin stock, you may be able to execute a cashless exercise through a broker. (See Question 7 below.)

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7.     I  HAVE  HEARD  ABOUT CASHLESS EXERCISE PROGRAMS THROUGH BROKERS.  HOW DO
THESE WORK?
     Cashless exercise programs involve the delivery to a broker of a copy of your signed and completed option exercise form and your irrevocable instructions to SBE to deliver stock to be received upon exercise of the option to the broker rather than to you. Under Regulation T the broker can then deliver cash to SBE in payment of the exercise price, and, in some cases, withholding taxes. SBE then delivers the stock certificate to the broker. After the stock is delivered to the broker the stock can be maintained as margin stock in an account designated by you or sold pursuant to your instructions. You should contact the Manager of Human Resources to determine if such a program is available.
     Officers and directors should ensure that their cashless exercises are properly structured in order to avoid any violation of the prohibition against short sales by insiders found in Section 16(c) of the Exchange Act.
8. WILL I CONTINUE TO RECEIVE OPTIONS UNDER THE LAN MEDIA PLAN AS LONG AS I CONTINUE PROVIDING SERVICES TO SBE?
     No. The SBE Board will not grant any additional options under the LAN Media Plan. However, you may be eligible to receive an option under an SBE stock option plan administered by the SBE Board (or a committee appointed by the Board). Whether or not you receive options will depend on many factors, such as your performance, SBE's overall performance, the SBE Board's then-current policy and the number of shares remaining in the SBE stock option plan. You should note that SBE's assumption of your LAN Media Option does not alter any right to terminate your employment at any time and for any reason, with or without cause, or your service as a consultant according to the terms of your service agreement.
9.     CAN  THE  TERMS OF MY LAN MEDIA OPTION BE CHANGED?
     Subsequent to the Merger, the terms of the LAN Media Options may be modified by the SBE Board. Usually, options are only amended to take into account changes in the tax or securities laws. These changes may be presented to SBE stockholders for approval at SBE's annual meeting if tax, securities or other laws require approval of the changes.
     Any changes to the terms of your LAN Media Option would not impair your rights under your option without your consent. If certain changes occur to SBE's capitalization, e.g., a stock split or stock dividend of its common stock, the exercise price of and number of shares subject to your LAN Media Option will be appropriately adjusted.
     Unless otherwise provided in your option agreement, the following adjustments will be made to your LAN Media Option in the event of a shareholder-approved transaction involving a merger or consolidation of SBE that results in the transfer of ownership of more than 50% of the outstanding voting shares of SBE stock, or the sale, transfer or disposition of all or substantially all of the assets of SBE in complete liquidation or dissolution of SBE (a "corporate transaction"):

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     Following  a  corporate  transaction,  any successor corporation may either assume your outstanding LAN Media Option under the LAN Media Plan, or replace your outstanding option with similar rights pursuant to a cash incentive program maintained by the successor corporation that preserves the spread existing on the unvested shares subject to your LAN Media Option at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested shares. If the successor corporation assumes your LAN Media Option or replaces it with similar cash rights AND your service is involuntarily terminated by the successor corporation (including your constructive termination under some circumstances, but not including termination due to "misconduct" (as defined in the LAN Media Plan), death or disability) within eighteen (18) months after the corporate transaction, then, if your LAN Media Option so provides, your assumed stock option or the cash right replacement of your option will become fully vested and exercisable, and will terminate unless it is exercised at or prior to the earlier of (i) the expiration of the option, or (ii) the expiration of the one-year (1-year) period following your involuntary termination. If your service is not terminated within eighteen (18) months after the corporate transaction, then your option will continue pursuant to its terms.
          If the successor corporation does not assume your LAN Media Option or replace it with a similar cash right, then your LAN Media Option will become fully vested and exercisable immediately prior to the corporate transaction and will terminate if not exercised at or prior to the effective time of the corporate transaction.
10.     WHAT  HAPPENS  IF  I  LEAVE SBE OR GO ON A LEAVE OF ABSENCE?
     Whether you leave SBE voluntarily or your employment or engagement as a director or consultant of LAN Media is terminated by SBE for any reason other than "misconduct" (as defined in the LAN Media Plan), your right to exercise any VESTED portion of your LAN Media Option generally will terminate three months after your last day of employment or service. However, the terms of your LAN Media Option may provide that it will terminate sooner than three months after termination of employment or your engagement as a director or consultant or that it may be exercised more than three months after such termination. (If the option is an INCENTIVE stock option it generally must be exercised within three months of the date of termination or it will become a nonstatutory stock option.) You should check the terms of your LAN Media Option.
     Usually, you will not be able to exercise any UNVESTED portion of your LAN Media Option once you have terminated your employment or service with SBE.
     If you take a leave of absence, the SBE Board has the unilateral right to determine whether such leave of absence will be treated as a termination of your services with SBE. Alternatively, the SBE Board may determine to suspend or otherwise delay the time or times at which shares subject to your option vest during your leave. See Question 4 above.

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     If  your  employment  or service is terminated due to your "misconduct" (as defined in the LAN Media Plan), your outstanding LAN Media Option shall terminate immediately and shall cease to remain outstanding.
11.     WHAT  IF  I  LEAVE SBE BECAUSE OF DISABILITY?
     If your employment or engagement as a consultant or director is terminated because of your disability, you should review the terms of your LAN Media Option. Generally, your right to exercise any VESTED portion of your LAN Media Option will terminate twelve (12) months after your last day of employment or consulting or directorship as determined between you and SBE. For this purpose, disability means the inability to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment, as determined by the SBE Board based on medical evidence it deems warranted under the circumstances. You should contact the Manager of Human Resources of SBE if you have any questions regarding what constitutes a disability.
12.     WHAT  ARE  THE  RIGHTS  OF  MY  HEIRS UPON MY DEATH?
     Your estate, persons having rights to your option by will or by the laws of descent and distribution, or your designated beneficiary have the right to exercise your LAN Media Option as to any vested portion if you were still employed by SBE or engaged as a consultant or director at the time of death or, if so provided in your LAN Media Option, you died after your employment or engagement as a consultant or director was terminated for any reason, but prior to the expiration or termination of your option. Your option will specify the date by which the option must be exercised, which usually will be twelve months after your death.
13.     CAN  A  RELATIVE  OR  FRIEND  EXERCISE MY LAN MEDIA OPTION?
     No, only you may exercise your LAN Media Option during your lifetime. You may not transfer your option during your lifetime (except, in the case of a nonstatutory stock option, pursuant to a qualified domestic relations order (generally issued by a state court pursuant to a dissolution of marriage)), but can provide for the transfer of the option upon your death, either (i) in your will or (ii) by submitting a third-party designation in a form approved by SBE to become effective upon your death. Under certain circumstances, your spouse may have community property rights in the option.
14.     CAN I SELL THE STOCK I RECEIVE FROM EXERCISING MY LAN MEDIA OPTION RIGHT
AWAY?
     Generally, yes. The stock you receive upon exercise of your option is freely tradable in most cases and will not bear any restrictive legends unless you are an officer or director of SBE. (But see Question 20 if you are an officer or director of SBE). If you exercise an incentive stock option, an immediate sale will have certain tax consequences of which you should be aware, See Question 26. HOWEVER, if the terms of the option permit you to exercise your LAN Media Option before it is vested you MAY NOT SELL SHARES OF STOCK which SBE still has the right to repurchase. See Question 32 for special tax rules which apply to this situation.

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15.     IF  I  AM AWARE OF IMPORTANT NON-PUBLIC INFORMATION, CAN I SELL MY STOCK
BEFORE THIS NEWS IS DISCLOSED TO THE PUBLIC? FOR EXAMPLE, IF I KNOW SBE IS HAVING SIGNIFICANT PROBLEMS OR THAT SBE IS ABOUT TO ACQUIRE A COMPETITOR, CAN I SELL MY STOCK BEFORE SBE PUTS OUT A PRESS RELEASE?
     No. If you are aware of important inside information, you must not sell shares of SBE's stock, whether received upon exercise of your LAN Media Option or otherwise, before dissemination of the information to the public. Basically, "inside information" is information that is both very important (material) and non-public (not disclosed through press releases, newspaper articles or otherwise to the public which buys and sells securities). Whether information is material will depend on the specific circumstances. A general test is whether dissemination of the information to the public would be likely to affect the market price of SBE's stock or would be likely to be considered important by people who are considering whether to buy or sell SBE's stock. Certainly if the information makes you want to buy or sell, it would probably have the same effect on others. Material information may include projections, estimates or proposals.
     If you are contemplating selling your stock and think you might have "inside information," you must discuss your possible sale with Timothy J. Repp at (925) 355-7610. If, after this discussion, it is determined that the information is in fact inside information, you must wait to sell your stock until after the information has been made public.
16.     DO  I  PAY  A COMMISSION WHEN I EXERCISE MY LAN MEDIA OPTION OR SELL THE
STOCK?
     You pay no commission on the exercise of your LAN Media Option. Generally, to sell your stock must take the stock certificate to a stockbroker, who can arrange for its sale. You can expect to be charged a commission if you use a stockbroker. SBE will not buy from you, sell on your behalf or assist you in selling stock which you have purchased pursuant to your LAN Media Option. Officer and directors are subject to restrictions on the sale of their stock (See Question 20 below).
17. HOW CAN I MAKE A GIFT OF THE STOCK I RECEIVE UPON EXERCISING MY LAN MEDIA OPTION?
     You may make a gift of stock by delivering the stock certificate, with the transfer block on the back filled in and signed with the signature guaranteed by a bank or stock broker (or by delivering the stock certificate together with an "assignment separate from certificate" filled in, signed and the signature similarly guaranteed) to the recipient of the gift. The recipient may then send the certificate and associated paperwork to SBE's transfer agent to have the certificate transferred to the recipient's name. If you have a brokerage account, your broker will generally be willing to take care of the mechanics of transfer. Please note that a gift of stock acquired upon exercise of an incentive stock option may result in a "disqualifying disposition" for tax purposes. See Question 26. The Manager of Human Resources can give you the name and address of SBE 's transfer agent.

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18.     DOES  SBE  PAY  DIVIDENDS  ON  ITS  COMMON  STOCK?
     SBE currently is not paying dividends on its common stock and presently intends to continue this policy in order to retain earnings for use in its business.
19. DOES THE LAN MEDIA PLAN HAVE ANY OF THE SAME BENEFITS AS A QUALIFIED RETIREMENT PLAN (INCLUDING A 401(K) PLAN) AND WILL MY PARTICIPATION IN THE LAN MEDIA PLAN AFFECT MY PARTICIPATION IN A 401(K) PLAN?
     The LAN Media Plan is not a qualified retirement plan and, therefore, does not have the same tax deferral benefits, nor is the LAN Media Plan subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Your participation in the LAN Media Plan does not affect your ability to participate in any 401(k) plan of SBE.
20. DO SPECIAL RULES APPLY TO ME IF I AM AN OFFICER OR DIRECTOR OF SBE? Yes. If you are an officer or director of SBE you should be aware of tax and securities laws which apply to grants of options to you and to your transactions in stock received upon the exercise of options. In addition, you must comply with SBE's policy permitting officers and directors to sell shares only during certain "window" periods described in a separate memorandum. In general, the "window" period commences on the third business day after general public release of SBE's annual or quarterly revenues and ends with the fourth week prior to the end of the quarter following the quarter for which information has been released. Furthermore, you must check with the Chief Financial Officer of SBE before selling any shares and your sale also must be made in accordance with the applicable requirements of Rule 144 issued under the Securities Act of 1933, as amended (e.g., selling through a broker, possibly filing Form 144 with the Securities and Exchange Commission, and not selling more shares than is permitted under the Rule).
     One of the laws that will apply to you as a director, and may apply to you if you are an officer, are the short swing trading rules under Section 16 of the Exchange Act. If you are an officer, SBE will have told you whether you are subject to Section 16. If you are subject to Section 16 and need a reminder about how Section 16 operates, you should review the Insiders' Handbook, which you should have received, or ask Timothy J. Repp at (925) 355-7610 for another copy of the Handbook.
Under the Securities and Exchange Commission regulations, an insider's purchases of stock under an option granted under the LAN Media Plan are treated as transactions exempt from Section 16(b). Accordingly, you may sell the stock you acquire immediately (subject to compliance with the requirements as to window periods, etc. discussed above), and, as the purchase and sale will not be matched, no Section 16(b) liability will be found. Of course, if you have made or make non-exempt purchases of stock within six months, any sale of the stock would result in a matchable 16(b) transaction and the forfeiture of any resulting profit. See Question 32.

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                                  PART II


         TAX ISSUES RELATING TO YOUR PARTICIPATION IN THE LAN MEDIA PLAN

The information in this Part II and the examples in Part III respond to questions you may have about the federal tax consequences of your LAN Media Option. You should understand, however, that this tax information is not complete. For example, it does not address state or local tax laws or the application of laws if you are subject to tax laws in other countries. Furthermore, because tax laws and regulations may change, and interpretations of these laws and regulations can change the way the laws and regulations apply to you, this information may need to be updated after the issuance of this prospectus. Therefore, you should consult with a tax advisor if you have questions relating to the tax consequences of your LAN Media Option and the sale of shares under your option.
21.     DO  I  HAVE  TO  PAY TAX WHEN I RECEIVE OR EXERCISE A NONSTATUTORY STOCK
OPTION?
     When you were granted your NONSTATUTORY stock option, neither you nor LAN Media had to pay tax (or received a deduction) upon grant of the option. If you exercise your NONSTATUTORY stock option when the market price of the stock is higher than the exercise price of your option, you generally will be required to pay tax on the "profit," that is, the difference between the exercise price and the market price of the stock on the date of exercise. Your profit on the exercise will be characterized as ordinary income.
     For exceptions to these general rules with respect to early exercise programs, and, in some cases, officers and directors see Question 32.
22. WILL SBE WITHHOLD THE AMOUNT OF TAXES DUE ON EXERCISE OF A NONSTATUTORY STOCK OPTION?
     When an employee exercises a nonstatutory stock option, SBE is required by the Internal Revenue Service (the "IRS") to withhold United States federal income and employment taxes from the profit or to otherwise ensure that the tax due will be paid to the IRS. Additional amounts usually will be withheld for state taxes. Generally, if SBE complies with its tax-reporting obligation relating to your exercise, it can take a business expense deduction on the amount of the profit you received upon exercise of your nonstatutory option. Your LAN Media Option may provide you with the choice of paying your withholding obligation by withholding shares valued at the withholding amount from the shares that would otherwise be delivered to you on exercise of the option or permitting you to deliver shares you already own that have a value equal to the withholding amount. However, if you are an officer or director, unless a number of specific conditions are met, generally stock withholding will be treated as a "sale" for Section 16 purposes. Please speak to Timothy J. Repp at (925) 355-7610 before you exercise your LAN Media Option if you wish to avail yourself of this procedure.
     With respect to nonemployees (such as consultants and non-employee directors), SBE is not obligated to withhold U.S. federal income and employment taxes on any profit.

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
23. HOW MUCH TAX DO I PAY WHEN I SELL STOCK RECEIVED PURSUANT TO THE EXERCISE OF A NONSTATUTORY STOCK OPTION?
     If you exercise your nonstatutory stock option when the exercise price is lower than the market price, you generally will pay tax on the difference between the two. Upon the sale of your stock (or other taxable transfer) you generally will recognize a gain or loss equal to the difference between the sales price and the market price at the time of exercise. Your gain or loss will be characterized as:
     -     long-term  if the asset was held for more than twelve (12) months, or
     - short-term if the asset was held for twelve (12) months or less. For exceptions to these general rules with respect to early exercise programs  and,  in  some  cases,  officers  and  directors,  see  Question  32.
     In addition, if stock of SBE qualifies as small business stock, additional tax benefits may be available upon disposition of your stock. See Question 33.
24. WHAT IS THE DIFFERENCE BETWEEN ORDINARY INCOME AND CAPITAL GAINS AND LOSSES FOR FEDERAL INCOME TAX PURPOSES?
     The maximum marginal tax rate applicable to ordinary income and short-term capital gains is 39.6%. Currently, the maximum marginal tax rate is 20% for long-term capital gains (shares held for more than twelve (12) months). Even lower rates may apply to taxpayers in the 15% marginal income tax bracket. Additionally, capital gains and losses are subject to certain other provisions of the Internal Revenue Code not applicable to ordinary income. Consult a tax advisor for more information regarding the rates that apply to you.
25.     DO  I  HAVE  TO  PAY  TAX  WHEN I RECEIVE OR EXERCISE AN INCENTIVE STOCK
OPTION?
     If you were granted an incentive stock option under the LAN Media Plan, neither you nor LAN Media had to pay a tax (or received a deduction) upon grant of your option. Except for the possible application of the alternative minimum tax (see Question 31), you pay no tax upon exercise of an incentive stock option until you dispose of the stock you acquire.
     For exceptions to these general rules with respect to early exercise programs and, in some cases, officers and directors, see Question 32.
26. HOW IS MY PROFIT TAXED WHEN I DO DISPOSE OF THE STOCK RECEIVED ON EXERCISE OF AN INCENTIVE STOCK OPTION? WHAT IF I LOSE MONEY?
     How your profit or loss is characterized will depend on how much time passed after both the date the incentive stock option was granted and the date you exercised the option.
     You should be aware that transfer of legal title to the stock received upon exercise of an incentive stock option in a transaction that is not a sale may still be taxable as a disposition of the stock. Such transfers include most

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
gifts, but do not include a transfer into joint ownership with right of survivorship if you remain one of the joint owners, a pledge or a transfer by bequest or inheritance, certain tax-free exchanges, or certain transfers to a spouse or former spouse incident to a divorce.
     If the date on which you dispose of the stock is at least two years from the date on which the incentive stock option was granted AND more than one year from the date on which you exercised the option, your entire gain or loss is characterized as long-term capital gain or loss.
     If you dispose of your stock less than two years from the date on which the option was granted OR less than one year from the date on which you exercised your option, a portion of your profit will be characterized as ordinary income and the transfer will be a "disqualifying disposition."
     The portion of your profit which is characterized as ordinary income upon a disqualifying disposition is equal to the LESSER OF:
(A) the difference between the market price of the stock on the date you exercised the option and the exercise price of the option (the "spread"), or
(B) the difference between the sales price and the exercise price of the option (your "profit").
     Any profit you make over the amount characterized as ordinary income is characterized as capital gain, which will be taxed at a rate determined by the length of time it was held from the date of exercise.
     For an example of how these rules are applied, see Example A in Part III. If you lose money on the sale of the stock, you will be able to report the loss as a capital loss, which will be long-term or short-term depending on the length of time the stock was held from the date of exercise.
     Different rules will apply if, under the Internal Revenue Code, you would not be entitled to report a loss on the sale of your stock if you were to lose money on the sale. For example, if you sell your stock to your spouse at a loss, you are not entitled to report the sale as a loss and any subsequent tax consequences on the further disposition of the stock are determined under special rules that govern such situations. If you sell your stock to your spouse, whether or not at a loss, you will be taxed on the difference between the market price of the stock on the date of exercise and the exercise price. Other dispositions of stock, as described in the Internal Revenue Code, may have similar consequences.
27. IS THERE ANY WITHHOLDING ON THE EXERCISE OF MY INCENTIVE STOCK OPTION OR THE SALE OF THE STOCK ACQUIRED ON EXERCISE?
     Currently, there is no withholding required upon the exercise of an incentive stock option or on the sale of stock acquired on exercise (even if part of your profit is ordinary income). SBE is generally required to report to the IRS any ordinary income recognized by you as a result of a sale which is a disqualifying disposition described in Question 26. SBE may be required in the future to withhold taxes at the time you exercise an incentive stock option or dispose of stock acquired on exercise of the option.

28.     DO  I  HAVE TO COMPLETE ANY SBE FORMS AFTER I SELL MY STOCK?
     Yes. If you dispose of stock received pursuant to an INCENTIVE stock option less than two years after the date the option was granted to you OR less than one year after you exercise your option, you should complete and deliver to the Manager of Human Resources the form provided to you (or which is available from the Manager of Human Resources) within fifteen days of the date on which you disposed of the stock.
29. WHAT ARE THE TAX CONSEQUENCES IF I USE SHARES I ALREADY OWN TO PAY THE EXERCISE PRICE OF MY NONSTATUTORY STOCK OPTION?
     If you pay the exercise price of your nonstatutory stock option with shares of SBE which you already own you will have a tax-free exchange of the previously held shares of stock for an equivalent number of the shares of stock received under the LAN Media Option. If you receive additional shares in the exchange, you will pay taxes on ordinary income equal to the difference between the market value (on the date of exercise) of such additional shares and the amount of cash, if any, you paid upon exercise.
     The tax basis and capital-gain holding period of the equivalent shares received under the option in the tax-free exchange will be the same as the tax basis and holding period of the shares used to pay the exercise price. The tax basis of the additional shares you receive will equal the amount of ordinary income you had to report and the amount of any cash paid on exercise, and your holding period for the additional shares will begin on the date of exercise.
For  an  example  of  how  these  rules  are applied, see Example B in Part III.
30. WHAT ARE THE TAX CONSEQUENCES IF I USE SHARES I ALREADY OWN TO PAY THE EXERCISE PRICE OF AN INCENTIVE STOCK OPTION?
     If you pay the exercise price of an incentive stock option, in whole or in part, with SBE shares you already own, you are deemed to have made a tax-free exchange of the previously-held shares for an equivalent number of shares received under the option.
     However, ordinary income could be recognized (see Question 26) if the already owned shares were acquired upon exercise of an incentive stock option or under an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code and the exchange were treated as a disposition. The exchange will be treated as a disqualifying disposition if the already owned shares are exchanged less than two years of the grant of the option relating to the already owned shares or less than one year after the exercise of such option. The tax basis, holding periods and consequences of a subsequent disposition of shares received upon exercise will depend on whether the shares disposed of are equivalent shares or additional shares received at the time of exercise ("additional shares").

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
For purposes of calculating any capital gain or loss upon a subsequent taxable disposition, your basis in the EQUIVALENT SHARES will be equal to your basis in the shares surrendered plus any ordinary income recognized by reason of the exchange, and the holding period of the surrendered shares will carry over to the equivalent shares. However, for purposes of calculating any ordinary income on a subsequent disqualifying disposition, the amount treated as having been paid for the equivalent shares will be equal to their fair market value on the date of exercise and the holding period for such shares will begin on the date of exercise.
It appears that your basis in any ADDITIONAL SHARES, for purposes of calculating any capital gain upon a later disposition, will be the amount of cash, if any, used to pay any part of the exercise price of such option. For purposes of calculating any ordinary income upon a disqualifying disposition of the additional shares the amount treated as having been paid for the additional shares will be the amount of cash, if any, used to pay any part of the exercise price of such option. The holding period for the additional shares will begin on the date of exercise for all purposes.
In the event of a disqualifying disposition of shares acquired upon exercise of an incentive stock option with stock, the shares with the lowest basis will be treated as having been disposed of first.
For  an  example  of  how  these  rules  are applied, see Example C in Part III.
31. WHAT ARE THE TAX CONSEQUENCES OF MY EXERCISE OF AN INCENTIVE STOCK OPTION IF I AM SUBJECT TO THE ALTERNATIVE MINIMUM TAX?
     The alternative minimum tax is a separately computed tax equal to 26% of so much of your "alternative minimum taxable income" up to $175,000 as exceeds a specified exemption amount and 28% on additional alternative minimum taxable income. The alternative minimum tax is imposed only if and to the extent you would pay more tax if your taxes are computed pursuant to the alternative minimum tax rules than the tax you would pay if computed in the regular manner. The alternative minimum tax takes into account what are called tax preference items and other adjustments that are not taken into account when calculating taxes in the regular manner. One of the adjustments is the inclusion in taxable income of the difference between the exercise price of an incentive stock option and the market price of the stock on the date of exercise, if that amount constitutes a profit. If you pay alternative minimum tax upon exercise of an incentive stock option, you are entitled to a credit against regular tax (but not alternative minimum tax) in later years. When you sell the stock, you are allowed, for purposes of calculating your alternative minimum tax in the year of sale, to decrease the profit by the adjustment amount previously included in your alternative minimum taxable income in the year of exercise.
     If you are subject to a risk of forfeiture (see Question 32) the amount of the adjustment will be calculated using market prices on the dates the forfeiture lapses rather than the date you exercise the option, and the adjustment must be made in the year in which the risk of forfeiture disappears. It may be possible, however, to make a valid election under Section 83(b) of the Internal Revenue Code within 30 days of the date of exercise to have the market price on the date of exercise be the price used in the calculation of your alternative minimum tax and to make the adjustment in the year of exercise. However, if a Section 83(b) election is made, there may be implications for purposes of calculating ordinary income, if any, in the event of a disqualifying disposition (see Question 32).

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
32. ARE THERE ANY SPECIAL TAX RULES WHICH APPLY TO ME IF SBE HAS THE RIGHT TO REPURCHASE MY STOCK AFTER I EXERCISE MY OPTION OR IF I AM SUBJECT TO SECTION 16?
     Yes. Generally, if SBE has the right to repurchase your stock after you exercise your LAN Media Option it is because, under the terms of your option, you were allowed to exercise all of your option, even the unvested portion. In this situation SBE will retain a right to repurchase any shares which are unvested under the option until they vest.
     If SBE has the right to repurchase your stock after you exercise your LAN Media Option, your stock is subject to what is called a "risk of forfeiture."
     Stock received upon exercise of an option within six months of the date of grant of the option may also be subject to a risk of forfeiture if you are subject to Section 16 of the Exchange Act. You should consult with a tax advisor if this applies to you. You are subject to Section 16 only if you are an officer, director or 10% stockholder of SBE. See Question 20.
     If there is a risk of forfeiture, the amount of ordinary income you must report and the time at which you must report your income may be different than described above.
The special tax rules applicable to nonstatutory stock options and incentive stock options where a "risk of forfeiture" is present are as follows:

     NONSTATUTORY  STOCK  OPTION.
     In the case of stock issued pursuant to a NONSTATUTORY stock option and subject to a risk of forfeiture, you do not recognize ordinary income on the date of exercise but instead recognize ordinary income on the date(s) the risk of forfeiture with respect to the shares disappears (e.g., the date SBE no longer has the right to repurchase the stock). The amount of such ordinary income is the excess, if any, of the market price of the stock on the date(s) the risk of forfeiture disappears, over the exercise price paid for such shares.
     When you later sell your shares, any additional gain or any loss will be characterized as capital gain or loss and taxed at a rate determined by how long you held the shares from the date on which you recognized ordinary income. For an example of how these rules are applied, see Example D in Part III.
     If you want to avoid this result, you can file what is called a Section 83(b) election within 30 days after the exercise of the option and report ordinary income equal to the difference, if any, between the market price and the exercise price on the date of exercise. When you later sell your shares, any additional gain or any loss will be characterized as capital gain or loss, which will be long-term, or short-term depending on the length of time the shares are held from the date you exercised your option. You should be aware, however, that if you file an 83(b) election, the value of the shares may not increase enough to justify the early tax payment. In addition, if you subsequently forfeit your profit from the shares because, for example, you leave SBE and SBE repurchases the shares at cost, there will be no offsetting tax deduction (that is, you will not be able to report the amount you paid in taxes as a loss on the stock) and will not get a refund of any of the tax paid.

     INCENTIVE  STOCK  OPTION.
     If stock you receive pursuant to the exercise of an INCENTIVE stock option is subject to a risk of forfeiture and you dispose of the stock after the risk of forfeiture lapses in a disqualifying disposition (see Question 26) the amount of ordinary income you must report is calculated differently. In this case, the amount of ordinary income generally is equal to the lesser of:
(A) the excess, if any, of the market price of the stock on the date or date(s) the risk of forfeiture disappears over the exercise price paid for such stock, or
(B)     the  profit,  if  any,  on  the  sale  of  the  stock.
     If your profit is more than the amount that must be reported as ordinary income, then the remainder of the profit is characterized as capital gain, which will be long-term or short-term depending on how long the stock was held after the date on which the risk of forfeiture disappeared.
     For an example of how these rules are applied, see Example E in Part III. If you wish to avoid this result, you may be able to make the 83(b)
election  discussed  earlier  in  this question.  If the election is filed, your ordinary  income  should  be  calculated in the manner described in Question 26.
     Please contact the Manager of Human Resources for further information and the form of election if you think you should be filing an 83(b) election. Remember that this must be done within 30 days after you exercise your option. Filing an 83(b) election also may affect your alternative minimum tax liability, if any (see Question 31).
33.     DO  SPECIAL  RULES  APPLY  IF  STOCK  OF SBE QUALIFIES AS SMALL BUSINESS
STOCK?
     Yes. The Revenue Reconciliation Act of 1993 reduces the capital gain tax if you acquired "qualified small business stock" after August 10, 1993 and hold it for at least five years. Gain eligible for the 50% exclusion may not exceed the greater of $10 million or 10 times your basis in the stock. One-half of your gain on the sale of the stock generally will be excluded from your taxable income, thus reducing your effective tax rate on such gain to a maximum of 14% since the remaining 50% of the gain is capital gain, taxed at a maximum rate of 28%. However, one half of the excluded gain (i.e., one-quarter of the total gain) will be a tax preference for purposes of the alternative minimum tax. In order to constitute qualified small business stock, SBE must satisfy a number of requirements at the time the stock is issued (which would be the exercise date in the case of shares purchased by exercising a stock option). Generally, it must be a domestic C corporation (with certain exceptions) with aggregate gross assets that do not exceed $50 million. All corporations that are members of the same parent-subsidiary controlled group are treated as one corporation in determining whether the qualified small business requirements have been met. In addition, at least 80% of SBE's assets must be used in the active conduct of one or more qualified trades or businesses. Some of these requirements must continue to be satisfied during the entire time you own the shares. You should consult with SBE and your professional tax advisor to explore the availability of this special capital gain tax treatment for shares of SBE's stock.
34. WHAT HAPPENS IF THE VESTING OF MY OPTIONS ACCELERATES UPON A CHANGE OF CONTROL?34. What Happens if the Vesting of my Options Accelerates upon a Change of Control?
     If there is a change in control of SBE, payments received by certain persons that are contingent upon the change in control may constitute "parachute payments" under Section 280G of the Code. Generally, Section 280G imposes tax penalties on both SBE and on certain officers, significant stockholders and highly compensated individuals of SBE in the event that an individual receives payments in connection with the occurrence of a change of ownership or effective control of SBE, or on a change in the ownership of a substantial portion of SBE's assets, equal to or in excess of three times the individual's "base amount." (The term "base amount" is roughly equivalent to the individual's average annual taxable compensation from SBE for the preceding five year period or such shorter period of time as the individual has actually provided services to SBE.)
     If, by reason of such change in control, the exercisability of outstanding options is accelerated, the value of the acceleration is added to other contingent payments, if any, in determining whether the person has received "excess parachute payments." In general, if a person receives excess parachute payments, an excise tax equal to 20% of the amount of such excess parachute payments is imposed on the person, and SBE does not receive a deduction for such amount.

                                  PART III


                                    EXAMPLES


EXAMPLE  A (QUESTION 26):     DISQUALIFYING DISPOSITIONS

     Assume  the  following:
          - On May 1, 1999, you are granted an incentive stock option for 10 shares at an exercise price of $8.00 per share.
          - On May 1, 2000, you exercise the option when the market price is $10.00 per share.
          - On October 1, 2000, you sell the stock when the market price is $9.00 per share for a $10.00 aggregate gain.

     Because you did not hold the stock until a date which is at least two years after the date of grant and one year from the date of exercise, all or a portion of your gain is ordinary income. The amount of ordinary income PER SHARE in this case is equal to the LESSER of:

(a)                                                     (b)
market  price  on  date  of  exercise  $10.00     or     sale  price       $9.00
exercise  price                      -  $8.00            exercise  price - $8.00
                                       -------                             -----
                                        $2.00                              $1.00

     As $1.00 is less than $2.00, the amount of ordinary income is equal to $1.00 per share, or $10.00 in the aggregate.

EXAMPLE  B  (QUESTION 29):     STOCK FOR STOCK EXERCISES OF A NONSTATUTORY STOCK
OPTION

     Assume that on April 1, 1999 you bought 10 shares of stock on the open market when the market price was $6.00 per share. On April 1, 2000, when the market price is $10.00 per share, you exercise a nonstatutory stock option to purchase 20 shares at an exercise price of $9.00 per share for an aggregate exercise price of $180.00. Using all of your previously-owned shares to pay $100.00 of the exercise price (10 shares x $10.00 market price), you pay $80.00 cash for the remainder of the exercise price. On the date of exercise you are deemed to have a tax-free exchange of the 10 previously-owned shares for 10 equivalent new shares. You will also recognize ordinary income of $20.00, equal to the market price of the 10 additional new shares you receive, $100.00, minus the amount of cash you paid on exercise, $80.00.
     If you sell all 20 shares which you received upon exercise of the option for $11.00 per share on June 1, 2000, you will recognize a $5.00 per share gain on the 10 equivalent new shares ($11.00 per share - $6.00 per share (purchase price of original shares)) which will be long-term capital gain because you are

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
allowed to add the period which you held the original 10 shares to the period you held the 10 equivalent new shares (for a total holding period of 14 months). You will also recognize a $10.00 aggregate gain on the 10 additional new shares, calculated as follows: $110.00 (10 shares x $11.00 market price) minus the sum of (a) $80.00 (the amount of cash paid for the shares) and (b) $20.00 (the amount of income recognized upon exercise of the option). This gain will be characterized as short-term capital gain because you held the stock for only 2 months.

EXAMPLE  C  (QUESTION  30):     STOCK  FOR STOCK EXERCISES OF AN INCENTIVE STOCK
OPTION

     Assume you purchased 18 shares on the open market for $6.00 per share on April 1, 1999. On May 1, 2000, when the market price is $10.00 per share, you exercise an incentive stock option to purchase 20 shares at an exercise price of $9.00 per share for an aggregate exercise price of $180.00, using your 18 previously owned shares to pay the exercise price. On the date of exercise, you are deemed to have made a tax-free exchange of the 18 previously owned shares for 18 equivalent new shares and to have acquired 2 additional new shares.
     Because the previously-owned shares delivered in payment of the exercise price were shares not acquired upon exercise of an incentive stock option or under an employee stock purchase plan (as defined in Section 423 of the Internal Revenue Code), no disqualifying disposition occurred in the exchange and no ordinary income was recognized at the time of the exchange. However, you will recognize an adjustment to your alternative minimum taxable income of $10.00 per additional share or $20.00 for the 2 additional shares. Therefore the basis in the 18 equivalent new shares is the same as the basis of the original shares:
$6.00 per share. However, for purposes of calculating ordinary income on a disqualifying disposition, the amount treated as having been paid for such equivalent new shares is equal to their fair market value on the date of exercise ($10.00 per share). The basis in the 2 additional new shares is $0 per share.
     If you sell 15 of the shares on December 1, 2000 at $11.00 per share, such shares are deemed to be sold in a disqualifying disposition because the disposition is less than one year after the date of exercise. Since the additional new shares have a lower basis ($0 per share) than the equivalent new shares ($6.00 per share), they will be treated as having been disposed of first. Therefore you will be considered to have sold the 2 additional new shares and 13 of the equivalent new shares.
     You will recognize no ordinary income with respect to the equivalent new shares since there is no difference between their fair market value on the date of exercise and the amount treated as having been paid for such shares.
However, you will recognize capital gain with respect to the equivalent new shares in the amount of $65.00 (13 shares times $5.00 per share ($11.00 sale price minus $6.00 basis)). Such capital gain will be long-term since the holding period for such equivalent new shares includes the holding period for the original shares exchanged therefor and is, thus, 20 months.
     You will recognize ordinary income with respect to the additional new shares in the amount of $20.00 (2 shares times $10.00 per share ($10 fair market value on the date of exercise minus $0 basis in these shares)). You will recognize capital gain on such additional new shares in the amount of $2.00 (2

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shares  times  $1.00  per  share  ($11.00  sale price minus $10.00 recognized as ordinary income)). Such capital gain will be short-term since the holding period for such additional new shares begins on the date of exercise and is therefore only 7 months.

EXAMPLE  D (QUESTION 32):     RISKS OF FORFEITURE AND NONSTATUTORY STOCK OPTIONS

     Assume that on April 1, 1999 you are granted a nonstatutory option to purchase 20 shares of stock for $8.00 per share. The terms of the option provided that you may exercise the option immediately, but SBE has the right to repurchase all of the stock at the price you paid for it if you leave SBE before July 1, 1999, 15 shares if you leave before October 1, 1999, 10 shares if you leave before January 1, 2000, and 5 shares if you leave before April 1, 2000. On May 20, 1999 you exercise your option with respect to all of the shares when the market price is $10.00. Normally you would owe tax on $40.00, the difference between the aggregate exercise price and the aggregate market price on the date of exercise. However, because all the shares are subject to a risk of forfeiture you do not calculate the tax on May 20 but on each day that a risk of forfeiture disappears. For example, assume that on July 1, 1999 the market price is $11.00 per share. On that date the risk of forfeiture disappears with respect to 5 shares because SBE no longer has the right to repurchase 5 of your 20 shares. Accordingly, tax is calculated as follows:
Number  of  shares  no  longer  subject  to  vesting:         5
Exercise  price  of  option:                            $  8.00
Market  price  on  July  1:                              $11.00
Amount  on  which  tax  is  due:                        $  3.00  per share on 5
                                                                 shares.
On October 1, 1999, January 1, 2000, and April 1, 2000 you may owe additional tax depending on the market price of the stock on those days.
     If the market price of the stock is higher on the date the risk of forfeiture lapses with respect to any block of shares than it is on the exercise date, you will end up paying more ordinary income tax with respect to such block of shares as a result of your exercise of the option than you would have if the stock you received upon exercise had not been subject to a risk of forfeiture and you owed tax only on the difference between the exercise price and the market price on the date of exercise.

EXAMPLE  E  (QUESTION  32):     RISKS  OF FORFEITURE AND INCENTIVE STOCK OPTIONS

     Assume that on April 1, 1999 you received an incentive stock option for 15 shares at an exercise price per share of $10.00. The terms of the option provided that only 5 shares vested initially with the remainder of the shares vesting at a rate of 5 shares per quarter, and further provided that you may exercise the option immediately, but if you leave SBE, SBE has the right to repurchase all the shares that are not yet vested. On May 1, 1999, you exercise the option when the stock is worth $10.00 per share. You do not have to pay any tax at the time of exercise. On July 1, 1999, when 5 unvested shares vest, the

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market  price  is  $11.00  per  share  and  on  October 1, 1999, when the last 5 unvested shares vest, the market price is $9.00 per share. On November 1, 1999, you sell the 15 shares when the market price is $12.00 per share for a total gain of $30.00 (15 X $2.00). Because you did not hold the stock for more than one year from the date of exercise and two years from the date of grant, the sale is a disqualifying disposition.
     To calculate the ordinary income from the disqualifying disposition, you first calculate the excess, if any, of the market price of the stock on the date of exercise, or, if later, the date(s) the risk of forfeiture disappeared, over the exercise price of $10.00 (the spread). The lesser of this amount or your actual gain on the purchase and sale represents the ordinary income you must recognize.

EXERCISE  DATE:     May  1,  1999

Number  of  shares  not  subject  to
vesting  on  exercise  date:                                     5
Exercise  price  per  share:                                   $10.00
Market  price  per  share  on  May  1,  1999:                  $10.00
Spread  per  share  on  exercise  date:                           -0-
Actual  gain  per  share  on  purchase  and  sale:              $2.00
Lesser  of  spread  on  exercise  date  and  gain:                -0-
Ordinary  income  per  share  on  which  tax  is  due:            -0-


VESTING  DATE:          July  1,  1999

Additional  number  of  shares
no  longer  subject  to  vesting:                                5
Exercise  price  per  share:                                   $10.00
Market  price  per  share  on  July  1,  1999:                 $11.00
Spread  per  share  on  July  1,  1999:                          1.00
Actual  gain  per  share  on  purchase  and  sale:             $ 2.00
Lesser  of  spread  when  risk  of  forfeiture
disappears  and  actual  gain:                                $  1.00
Ordinary  income  per  share  on which tax is due:             $ 1.00 per share

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VESTING  DATE:          October  1,  1999

Additional  number  of  shares  no  longer
subject  to  vesting:                                            5.00
Exercise  price  per  share:                                   $10.00
Market  price  per  share  on  October  1,  1999:             $  9.00
Spread  per  share  on  October  1,  1999:                        -0-
Actual  gain  per  share  on  purchase  and  sale:              $2.00
Lesser  of  spread  when  risk  of  forfeiture
disappears  and  actual  gain:                                    -0-
Ordinary  income  per  share  on  which  tax  is  due:            -0-

     There is an excess of the market price of the stock on the later of the exercise date or the date the risk of forfeiture lapsed, over the exercise price only with respect to the 5 shares which vest on July 1, 1999. Therefore, $5.00 of gain (5 shares x $1.00 per share) will be treated as ordinary income. The remainder of the gain ($30.00 - $5.00 = $25.00) will be short-term capital gain.


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                                 QUESTION  INDEX

QUESTION                                                                    PAGE


1.     Who  determined whether I received an option and the terms of my
       option and how many shares of common stock it covered?                 11
2.     Is my LAN Media Option an incentive stock option or a nonstatutory
       stock option?  What is the difference?                                 11
3.     What is the exercise price of my LAN Media Option?                     12
4.     When can I exercise my LAN Media Option?                               12
5.     How do I exercise my LAN Media Option?                                 12
6.     Do I have to pay the exercise price with cash?                         12
7.     I have heard about cashless exercise programs through brokers.
       How do these work?                                                     13
8.     Will I continue to receive options under the LAN Media Plan as
       long as I continue providing services to SBE?                          13
9.     Can the terms of my LAN Media Option be changed?                       13
10.    What happens if I leave SBE or go on a leave of absence?               14
11.    What if I leave SBE because of disability?                             15
12.    What are the rights of my heirs upon my death?                         15
13.    Can a relative or friend exercise my LAN Media Option?                 15
14.    Can I sell the stock I receive from exercising my LAN Media Option
       right away?                                                            15
15.    If I am aware of important non-public information, can I sell my stock before this news is disclosed to the public?  For example, if
       I know SBE is having significant problems or that SBE is about to acquire a competitor, can I sell my stock before SBE puts out a press
       release?                                                               16
16.    Do I pay a commission when I exercise my LAN Media Option or sell
       the stock?                                                             16
17.    How can I make a gift of the stock I receive upon exercising my LAN
       Media  Option?                                                         16
18.    Does SBE pay dividends on its common stock?                            17
19. Does the LAN Media Plan have any of the same benefits as a qualified retirement plan (including a 401(k) plan) and will my participation
       in the LAN Media Plan affect my participation in a 401(k) plan?        17
20.    Do  special  rules  apply  to me if I am an officer or director of
       SBE?                                                                   17
21.    Do I have to pay tax when I receive or exercise a nonstatutory stock
       option?                                                                18
22.    Will SBE withhold the amount of taxes due on exercise of a nonstatutory
       stock option?                                                          18

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                                   TABLE OF CONTENTS
                                      (continued)

23.    How much tax do I pay when I sell stock received pursuant to the
       exercise of a nonstatutory stock option?                               19
24.    What is the difference between ordinary income and capital gains and
       losses for federal income tax purposes?                                19
25.    Do I have to pay tax when I receive or exercise an incentive stock
       option?                                                                19
26.    How is my profit taxed when I do dispose of the stock received on
       exercise of an incentive stock option?  What if I lose money?          19
27.    Is there any withholding on the exercise of my incentive stock option
       or the sale of the stock acquired on exercise?                         20
28.    Do I have to complete any SBE forms after I sell my stock?             21
29.    What are the tax consequences if I use shares I already own to pay
       the exercise price of my nonstatutory stock option?                    21
30.    What are the tax consequences if I use shares I already own to pay
       the exercise price of an incentive stock option?                       21
31.    What are the tax consequences of my exercise of an incentive stock
       option if I am subject to the alternative minimum tax?                 22
32.    Are there any special tax rules which apply to me if SBE has the right to repurchase my stock after I exercise my option or if I am
       subject to Section 16?                                                 23
33.    Do Special Rules Apply if Stock of SBE Qualifies as Small Business
       Stock?                                                                 24
34.    What Happens if the Vesting of my Options Accelerates upon a Change
       of Control?                                                            25

Example A  (Question  26):                    Disqualifying Dispositions      26
Example B  (Question 29):     Stock for Stock Exercises of a Nonstatutory
            Stock Option                                                      26
Example C  (Question  30):     Stock  for Stock Exercises of an Incentive
            Stock Option                                                      27
Example D  (Question 32):     Risks of Forfeiture and Nonstatutory Stock
            Options                                                           28
Example E  (Question  32):     Risks  of Forfeiture and Incentive Stock
            Options                                                           28

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